Exhibit 97.1

BALCHEM CORPORATION
INCENTIVE-BASED COMPENSATION RECOVERY POLICY

PURPOSE
The Board of Directors (the “Board”) of Balchem Corporation (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this clawback policy which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of the Nasdaq Stock Market LLC and shall be construed and interpreted in accordance with such intent.
ADMINISTRATION
This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”). Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.
COVERED EXECUTIVES
This Policy applies to the Company’s current and former executive officers as determined by the Board in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the Nasdaq Stock Market LLC (“Covered Executives”).
RECOUPMENT; ACCOUNTING RESTATEMENT
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Compensation Committee will require reimbursement or forfeiture of the Overpayment (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.

INCENTIVE-BASED COMPENSATION
For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (as defined below), including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part on satisfying a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part on satisfying a financial reporting measure performance goal. Compensation that would not be considered Incentive-Based Compensation include, but is not limited to: (a) salaries; (b) bonuses paid solely on satisfying subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (c) non-equity incentive plan awards earned solely on satisfying strategic or operational measures; (d) wholly time-based equity awards; and (e) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
A “Financial Reporting Measure” is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or any measure derived wholly or in part from such measure, such as revenues, EBITDA, or net income and (ii) stock price and total shareholder return. Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share (e.g., for registered investment companies and business development companies that are subject to the rule); earnings before interest, taxes, depreciation and amortization; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the issuer’s financial reporting measure is subject to an accounting restatement; and tax basis income.

OVERPAYMENT: AMOUNT SUBJECT TO RECOVERY
The amount of erroneously awarded compensation to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (the “Overpayment”). Incentive-Based Compensation is deemed received in the issuer’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and the

Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Nasdaq Stock Market LLC.
METHOD OF RECOUPMENT
The Compensation Committee will determine, in its sole discretion, the method for recouping Overpayment hereunder which may include, without limitation:
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
•offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

LIMITATION ON RECOVERY; NO ADDITIONAL PAYMENTS
The right to recovery will be limited to Overpayments paid or distributed during the three years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
NO INDEMNIFICATION
The Company is prohibited from indemnifying any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation. Further, the Company is prohibited from paying or reimbursing a Covered Executive for purchasing insurance to cover any such loss.
INTERPRETATION
The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or the listing standards of the Nasdaq Stock Market LLC.
EFFECTIVE DATE
This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation received on or after October 2, 2023 (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date).

AMENDMENT; TERMINATION
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final rules or additional standards adopted by the Nasdaq Stock Market LLC. The Board may terminate this Policy at any time.
OTHER RECOUPMENT RIGHTS
The Board intends that this Policy will be applied to the fullest extent of the law. The Compensation Committee may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Covered Executive has already reimbursed the Company will be credited to the required recovery under this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any compensatory or incentive plan, employment agreement, equity award agreement, or similar plan or agreement and any other legal remedies available to the Company.
IMPRACTICABILITY
The Compensation Committee shall recover any Overpayment in accordance with this Policy except to the extent that the Compensation Committee determines such recovery would be impracticable because:
(A) The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impractical to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempts to recover and provide that documentation to the Nasdaq Stock Market LLC;
(B) Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impractical to recover any amount of erroneously awarded compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the Nasdaq Stock Market LLC, that recovery would result in such a violation, and much provide such opinion to the Nasdaq Stock Market LLC; or
(C) Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.
INDEMNIFICATION OF BOARD AND COMPENSATION COMMMITTEE
    Any members of the Compensation Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board or Compensation Committee under applicable law or Company policy.
SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Adopted by the Board on September 13, 2023
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